Exhibit 99.1

A. H. Belo Corporation Announces Transfer of Stock Exchange Listing to Nasdaq and

Name Change to DallasNews Corporation

DALLAS – A. H. Belo Corporation (NYSE: AHC) (the “Company”) today announced that it will transfer the listing of its Series A common stock from the New York Stock Exchange to the Nasdaq Capital Market (“Nasdaq”) commencing with trading on June 29, 2021. The Company’s new ticker symbol will be “DALN.” The decision to move to Nasdaq follows an internal review of what market best serves the Company’s interests going forward, according to Katy Murray, executive vice president and Chief Financial Officer.

Concurrent with its listing on Nasdaq, the Company will change its name to DallasNews Corporation. The name change was approved by approximately 99.4 percent of the votes represented at the Company’s annual meeting held on May 13, 2021. The name change and website DallasNewsCorporation.com will be effective on June 29, 2021.

About A. H. Belo Corporation

A. H. Belo Corporation is the leading local news and information publishing company in Texas. The Company has a growing presence in emerging media and digital marketing, and maintains capabilities related to commercial printing, distribution and direct mail. A. H. Belo delivers news and information in innovative ways to a broad range of audiences with diverse interests and lifestyles. For additional information, visit www.ahbelo.com or email invest@ahbelo.com.

Statements in this communication concerning A. H. Belo Corporation’s business outlook or future economic performance, revenues, expenses, and other financial and non-financial items that are not historical facts, including statements about the Company’s expectations relating to the reverse stock split, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; cybersecurity incidents; technology obsolescence; and the current and future impacts of the COVID-19 pandemic. Among other risks, there can be no guarantee that the board of directors will approve a quarterly dividend in future quarters; as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.